UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2019

TRANS WORLD ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

New York	0-14818	14-1541629
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

38 Corporate Circle,

Albany, New York 12203

(Address of Principal Executive Offices, and Zip Code)

(518) 452-1242

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, $0.01 par value per share	TWMC	NASDAQ Stock Market (Common Shares)

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 16, 2019, Trans World Entertainment Corporation (the “Company”) received approval from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) to transfer the listing of the Company’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market (the “Approval”).

As previously disclosed, on January 15, 2019, the Company received written notice from Nasdaq that the closing bid price for its common stock had been below $1.00 for the previous 30 consecutive business days, and that the Company therefore is not in compliance with the minimum bid price requirement for continued inclusion on The Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1). The Company had a period of 180 calendar days, or until July 15, 2019, to regain compliance. In response, on July 2, 2019, the Company filed an application to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market.

As a result of the Approval, the Company has been granted an additional 180-day grace period, until January 13, 2020, to regain compliance with the Nasdaq rule’s $1.00 minimum bid requirement. The Company’s common stock will be transferred to the Nasdaq Capital Market effective as of the open of business on July 18, 2019, and will continue to trade under the symbol “TWMC.” The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market and listed companies must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements.

The notification indicated that the Company is eligible for the additional grace period, in part, because it provided written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, as more fully described in Items 3.03 and 5.03 of this Current Report on Form 8-K.

Item 3.03 Material Modification of Rights of Security Holders.

Effective August 15, 2019 at 4:00 p.m. Eastern Standard Time (the “Effective Time”), the Company will effect a twenty-for-one reverse stock split of its outstanding common stock (the “Reverse Stock Split”).

The authority to implement a Reverse Stock Split was approved by the Company’s shareholders at the Annual Meeting of Shareholders held on June 27, 2019, and the Company’s Board of Directors subsequently adopted the Reverse Stock Split. Upon the effectiveness of the Reverse Stock Split, every twenty shares of issued and outstanding common stock before the open of business on August 16, 2019 will be combined into one issued and outstanding share of common stock, with no change in par value per share. No fractional shares will be issued as a result of the Reverse Stock Split. All fractional shares created by the Reverse Stock Split will be rounded up to the nearest whole share. In addition, proportionate adjustments will be made to the exercise prices of the Company’s outstanding restricted stock units and stock options and to the number of shares issued and issuable under the Company’s 2005 Long Term Incentive and Share Award Plan (as amended and restated on April 5, 2017). The Company’s common stock will open for trading on Nasdaq on August 16, 2019 on a post-split basis under the new CUSIP number: 89336Q209.

The Reverse Stock Split is primarily intended to bring the Company into compliance with the minimum average closing share price requirement for maintaining its listing on the Nasdaq Capital Market.  The Company’s common stock will continue to trade under the symbol “TWMC”.

  The Reverse Stock Split will reduce the number of shares of the Company’s outstanding common stock from approximately 36,258,839 million shares to approximately 1,812,941 million shares.

Shareholders holding share certificates will receive information from Computershare, the Company’s transfer agent, regarding the process for exchanging their shares of common stock. Shareholders with questions may contact our transfer agent by calling 800-546-5141.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 16, 2019, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”) with the Secretary of State of the State of New York to effect the Reverse Stock Split at the Effective Time.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03. A copy of the Certificate of Amendment to the Company’s Certificate of Incorporation is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

3.1	Certificate of Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2019	TRANS WORLD ENTERTAINMENT CORPORATION

	By:	/s/ Edwin Sapienza
Name: Edwin Sapienza
Title: Chief Financial Officer